Exhibit 99.1

FHLBANK TOPEKA ANNOUNCES 2020 THIRD QUARTER RESULTS

October 29, 2020 - FHLBank Topeka (FHLBank) is reporting net income computed in accordance with U.S. generally accepted accounting principles (GAAP) of $40.0 million for the three months ended September 30, 2020 compared to $48.5 million for the three months ended September 30, 2019. For the nine months ended September 30, 2020, FHLBank is reporting net income of $72.1 million compared to $133.0 million for the nine months ended September 30, 2019. The $8.5 million decrease for the three-month period was driven by the decline in net interest income due to a significant decrease in the average balance of advances and substantially lower interest rates. The decrease for the nine-month period was largely due to net losses on derivatives and hedging activities and trading securities that occurred during the first quarter of 2020 due to the market disruption caused by the COVID-19 pandemic, although some stabilization was observed during the second and third quarters of 2020 as the financial markets began a modest and uneven recovery.

Net interest income decreased $9.6 million for the quarter, from $74.4 million for the three months ended September 30, 2019 to $64.8 million for the three months ended September 30, 2020. Net interest income decreased $10.1 million for the comparative nine-month periods, from $186.7 million for the nine months ended September 30, 2019 to $176.6 million for the nine months ended September 30, 2020. In addition to the decline in the average balance of advances, the decrease in net interest income for both the three- and nine-month periods is attributed to net interest settlement expense on fair value hedges and increased premium amortization on mortgage-related assets, but the declines were partially offset by a decrease in FHLBank's cost of debt.

FHLBank expects to file its Form 10-Q for the quarter ended September 30, 2020 with the Securities and Exchange Commission (SEC) on or about November 10, 2020.

Operating Highlights
•Net interest income/margin: Net interest income of $64.8 million for the quarter ended September 30, 2020 decreased $9.6 million compared to the same period in 2019. Net interest margin of 47 basis points for the quarter ended September 30, 2020 decreased 4 basis points compared to the prior year period despite a 4 basis point increase in net interest spread attributed to the lower funding costs. The decrease in long-term market interest rates allowed FHLBank to replace approximately $13 billion of callable debt at a lower cost through the third quarter of 2020, which has reduced funding costs for current and future periods. The low interest rate environment has also allowed FHLBank to shift debt composition from discount notes to floating rate term debt, which more closely matches asset composition and reprices to market quickly.
•Total assets: Total assets declined from $63.3 billion as of December 31, 2019 to $53.0 billion as of September 30, 2020, driven mostly by the $7.6 billion decline in advances between periods.
•Advances: Advances declined from $30.2 billion as of December 31, 2019 to $22.6 billion as of September 30, 2020. Advance demand by members has dropped significantly since the beginning of the second quarter of 2020 as many members have experienced significant deposit inflows and excess liquidity as a result of economic stimulus packages passed by Congress along with the Federal Reserve Bank’s easing of monetary policy, security purchase programs, and lending facilities in response to the COVID 19 pandemic.The average balance of advances declined $7.6 billion, or 25.8 percent, and $3.4 billion, or 11.8 percent, for the three- and nine-months ended September 30, 2020, respectively, when compared to the prior year periods.
•Mortgage loans: Mortgage loans decreased by $0.5 billion during the first nine months of 2020, representing 19.1 percent of total assets as of September 30, 2020, compared to 16.8 percent as of December 31, 2019. Mortgage loans increased as a percent of total assets due to the decline in advance balances. The average balance of mortgage loans increased $1.0 billion, or 11.0 percent, and $1.9 billion, or 20.5 percent, for the three- and nine-months ended September 30, 2020, respectively, when compared to the prior year periods. Despite the increase in average mortgage loan balances, accelerated premium amortization from prepayments and mortgage loan purchases at lower interest rates kept interest income relatively flat for the nine months ended September 30, 2020 compared to the prior year period.
•Performance ratios: Return on average equity (ROE) decreased to 6.34 percent for the quarter ended September 30, 2020 compared to 7.54 percent for the prior year period due to the aforementioned declines caused by pandemic-related market volatility and balance sheet contraction, while average capital held steady. Adjusted ROE (a non-GAAP measure) of 5.43 percent for the quarter ended September 30, 2020 compared to 7.03 percent in the prior year period similarly reflects the decrease in adjusted income.
•Dividends: The Class A Common Stock dividend rate of 0.25 percent and the Class B Common Stock dividend rate of 5.25 percent combined for a weighted average dividend rate for the quarter ended September 30, 2020 of 3.69 percent, compared to a weighted average dividend rate of 6.61 percent for the same period in 2019. Our dividend rates have historically moved in tandem with short-term market rates, so the decrease reflects the decline in market interest rates resulting from Federal Open Market Committee rate cuts in March 2020 to stimulate the U.S. economy.

Exhibit 99.1

Financial Highlights
Attached are highlights of FHLBank’s financial position as of September 30, 2020 and December 31, 2019 and highlights of the results of operations for the three- and nine-month periods ended September 30, 2020 and 2019.

Non-GAAP Measures
Adjusted income, a non-GAAP measure that excludes certain gains/losses and prepayment penalty income, was $34.2 million for the quarter ended September 30, 2020 compared to $45.2 million for the quarter ended September 30, 2019 and $91.3 million for the nine months ended September 30, 2020 compared to $145.3 million for the nine months ended September 30, 2019. The decreases for both the current three- and nine-month periods compared to GAAP net income was a result of the decline in adjusted net interest income due to the impact of lower market interest rates on net interest settlements, which resulted in greater interest expense in 2020 reported in adjusted net interest income compared to net interest settlement income reported in 2019. Fair value gains and losses in GAAP net interest margin are removed while interest settlements on economic derivatives are added to or subtracted from GAAP net interest income so that only the derivative interest settlements are recorded in net interest margin for adjusted net interest income presentation purposes. See further details below, including a reconciliation of adjusted income and adjusted net interest income.

A reconciliation of GAAP net income to adjusted income for the three- and nine-month periods ended September 30, 2020 and 2019 is calculated as follows:

	Three Months Ended		Nine Months Ended
	09/30/2020	09/30/2019	09/30/2020	09/30/2019
Calculation of Adjusted Income:	(Amounts in thousands) Unaudited		(Amounts in thousands) Unaudited
Net income, as reported under GAAP for the period	$39,984	$48,491	$72,058	$132,964
Affordable Housing Program (AHP) assessments	4,444	5,391	8,012	14,786
Income before AHP assessments	44,428	53,882	80,070	147,750
Derivative (gains) losses[1]	(16,156)	7,895	109,742	84,800
Trading (gains) losses	6,995	(16,186)	(92,769)	(86,784)
Prepayment fees on terminated advances	(1,067)	(373)	(4,252)	(517)
Net (gains) losses on sale of held-to-maturity securities	—	—	—	46
Net (gains) losses on sale of available-for-sale securities	—	—	(1,523)	—
Total excluded items	(10,228)	(8,664)	11,198	(2,455)
Adjusted income (a non-GAAP measure)	$34,200	$45,218	$91,268	$145,295
_________
1    Consists of fair value changes on all derivatives and hedging activities excluding net interest settlements on economic hedges.

Comparative adjusted net interest income for the three- and nine-month periods ended September 30, 2020 and 2019 is calculated as follows:

	Three Months Ended		Nine Months Ended
	09/30/2020	09/30/2019	09/30/2020	09/30/2019
Calculation of Adjusted Net Interest Income:	(Dollar amounts in thousands) Unaudited		(Dollar amounts in thousands) Unaudited
Net interest income, as reported under GAAP for the period	$64,788	$74,415	$176,551	$186,660
(Gains) losses on derivatives qualifying for hedge accounting recorded in net interest income	92	(11,800)	6,499	7,099
Net interest settlements on derivatives not qualifying for hedge accounting	(14,222)	(691)	(32,338)	(1,238)
Prepayment fees on terminated advances	(1,067)	(373)	(4,252)	(517)
Adjusted net interest income (a non-GAAP measure)	$49,591	$61,551	$146,460	$192,004

Net interest margin, as calculated under GAAP for the period	0.47%	0.51%	0.41%	0.45%
Adjusted net interest margin (a non-GAAP measure)	0.36%	0.42%	0.34%	0.46%

Exhibit 99.1

Adjusted ROE spread for the three- and nine-month periods ended September 30, 2020 and 2019 is calculated as follows:

	Three Months Ended		Nine Months Ended
	09/30/2020	09/30/2019	09/30/2020	09/30/2019
Calculation of Adjusted ROE Spread:	(Dollar amounts in thousands) Unaudited		(Dollar amounts in thousands) Unaudited
Average GAAP total capital for the period	$2,507,909	$2,551,704	$2,593,471	$2,490,516
ROE, based upon GAAP net income	6.34%	7.54%	3.71%	7.14%
Adjusted ROE, based upon adjusted income	5.43%	7.03%	4.70%	7.80%
Average overnight Federal funds effective rate	0.09%	2.20%	0.45%	2.33%
Adjusted ROE as a spread to average overnight Federal funds effective rate	5.34%	4.83%	4.25%	5.47%

This earnings release contains certain supplemental financial information that has been determined by methods other than GAAP that management uses in the analysis of FHLBank’s financial performance. FHLBank management believes that certain non-GAAP financial measures are helpful in understanding FHLBank's operating results and provide meaningful period-to-period comparison of FHLBank's long-term economic value in contrast to GAAP results, which can be impacted by fair value changes driven by market volatility, gains/losses on instrument sales, or transactions that are considered unpredictable. FHLBank's business model is primarily one of holding assets and liabilities to maturity. However, FHLBank may engage in periodic instrument sales for liquidity purposes or to reduce its exposure to LIBOR-indexed instruments. FHLBank reports the following non-GAAP financial measures in the previous tables that it believes are useful to stakeholders as key measures of its operating performance: (1) adjusted income, (2) adjusted net interest income, (3) adjusted net interest margin, and (4) adjusted ROE. Although FHLBank calculates its non-GAAP financial measures consistently from period to period using appropriate GAAP components, non-GAAP financial measures are not required to be uniformly applied and are not audited. Another material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. While FHLBank believes the non-GAAP measures contained in this announcement are frequently used by FHLBank’s stakeholders in the evaluation of FHLBank's performance, such non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of financial information prepared in accordance with GAAP.

Exhibit 99.1

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “is likely,” “could,” “estimate,” “expect,” “will,” “intend,” “probable,” “project,” “should” or their negatives or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risks or uncertainties and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: changes in economic and market conditions, including conditions in our district and the U.S. and global economy, as well as the mortgage, housing, and capital markets; the impact of the COVID-19 pandemic on our members and our business; governmental actions, including legislative, regulatory, judicial or other developments that affect FHLBank, its members, counterparties or investors, housing government-sponsored enterprises, or the FHLBank System in general; effects of derivative accounting treatment and other accounting rule requirements, or changes in such requirements; competitive forces, including competition for loan demand, purchases of mortgage loans and access to funding; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with all products and services; changes in demand for FHLBank products and services or consolidated obligations of the FHLBank System; membership changes, including changes resulting from member failures or mergers, changes due to member eligibility, or changes in the principal place of business of members; changes in the U.S. government's long-term debt rating and the long-term credit rating of the senior unsecured debt issues of the FHLBank System; soundness of other financial institutions, including FHLBank members, non-member borrowers, counterparties and the other FHLBanks; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; the volume and quality of eligible mortgage loans originated and sold by participating members to FHLBank through its various mortgage finance products; changes in the fair value and economic value of, impairment of, and risks associated with FHLBank’s investments in mortgage loans and mortgage-backed securities or other assets and the related credit enhancement protections; changes in the value or liquidity of collateral underlying advances to FHLBank members or nonmember borrowers or collateral pledged by reverse repurchase and derivative counterparties; volatility of market prices, changes in interest rates and indices and the timing and volume of market activity; gains/losses on derivatives or on trading investments and the ability to enter into effective derivative instruments on acceptable terms; the effects of amortization/accretion; upcoming discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank's LIBOR-based financial products, investments, and contracts; changes in FHLBank's capital structure; our ability to declare dividends or to pay dividends at rates consistent with past practices; and the ability of FHLBank to keep pace with technological changes and the ability to develop and support technology and information systems, including the ability to securely access the internet and internet-based systems and services, sufficient to effectively manage the risks of FHLBank's business. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by reference to this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made, and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason to reflect events or circumstances after the date of this announcement.

Exhibit 99.1

FHLBANK TOPEKA
Financial Highlights (unaudited)

Selected Financial Data (dollar amounts in thousands):

	09/30/2020	12/31/2019
Financial Position
Investments[1]	$19,917,184	$20,086,473
Advances	22,616,252	30,241,315
Mortgage loans held for portfolio, net	10,093,466	10,633,009
Total assets	53,011,374	63,276,654
Deposits	1,016,316	790,640
Consolidated obligations, net	49,230,383	59,461,225
Total liabilities	50,411,438	60,485,603
Total capital stock	1,580,741	1,766,456
Retained earnings	1,022,566	999,809
Total capital	2,599,936	2,791,051

Regulatory capital[2]	2,605,221	2,768,680

	Three Months Ended		Nine Months Ended
	09/30/2020	09/30/2019	09/30/2020	09/30/2019
Results of Operations
Interest income	$137,977	$396,060	$610,209	$1,148,930
Interest expense	73,189	321,645	433,658	962,270
Net interest income before loan loss provision (reversal)	64,788	74,415	176,551	186,660
Provision (reversal) for credit losses on mortgage loans	116	393	717	509
Net gains (losses) on trading securities	(6,995)	16,186	92,769	86,784
Net gains (losses) on derivatives and hedging activities	2,026	(20,386)	(135,581)	(78,939)
Other income	3,335	2,693	7,697	7,690
Other expenses	18,610	18,633	60,649	53,936
Income before assessments	44,428	53,882	80,070	147,750
AHP assessments	4,444	5,391	8,012	14,786
Net income	39,984	48,491	72,058	132,964

Weighted average dividend rate[3]	3.69%	6.61%	4.48%	6.58%

1    Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.
2    Regulatory capital is defined as the sum of FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A Common Stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Federal Housing Finance Agency as available to absorb losses. Permanent capital is defined as the amount paid in for Class B Common Stock plus the amount of FHLBank’s retained earnings, as determined in accordance with GAAP. Regulatory capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability.
3    Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.

Exhibit 99.1

Average Balances and Yields (dollar amounts in thousands):

	Three Months Ended				Nine Months Ended
	09/30/2020		09/30/2019		09/30/2020		09/30/2019
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Interest-earning assets:
Investments[1,2]	$21,766,707	0.63%	$19,168,813	2.75%	$21,783,541	0.96%	$18,538,027	2.59%
Advances[3]	21,975,855	0.70	29,613,293	2.50	25,135,610	1.22	28,486,279	2.65
Mortgage loans[4,5]	10,554,194	2.42	9,508,161	3.19	10,854,240	2.74	9,004,201	3.34
Other interest-earning assets	41,915	2.71	45,861	2.99	46,229	2.72	47,627	3.08
Total earning assets	$54,338,671	1.01%	$58,336,128	2.69%	$57,819,620	1.41%	$56,076,134	2.74%

Interest-bearing liabilities:
Deposits	$800,807	0.04%	$542,683	1.86%	$763,996	0.30%	$511,000	2.01%
Consolidated obligations[6]	50,367,195	0.58	55,007,152	2.30	53,973,973	1.07	52,910,104	2.41
Other borrowings	43,842	2.70	46,487	2.81	49,241	2.55	54,571	2.77
Total interest-bearing liabilities	$51,211,844	0.57%	$55,596,322	2.29%	$54,787,210	1.06%	$53,475,675	2.41%

Net interest spread		0.44%		0.40%		0.35%		0.33%

Net interest margin[7]		0.47%		0.51%		0.41%		0.45%

1    Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.
2    The fair value adjustments on available-for-sale securities are excluded from the average balance for calculations of yield since the changes are adjustments to equity.
3    Advance income includes prepayment fees on terminated advances.
4    Credit enhancement fee payments are netted against interest earnings on the mortgage loans.
5    Mortgage loans average balances include outstanding principal for non-performing conventional loans. However, these loans no longer accrue interest.
6    Consolidated obligations are bonds and discount notes that FHLBank is primarily liable to repay.
7     Net interest margin is defined as net interest income as a percentage of average earning assets.